SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 15, 2005

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2231 Lawson Lane

Santa Clara, California

95054

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 969-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Gary L. Fischer has resigned as President, Chief Financial Officer and Secretary of Integrated Silicon Solution, Inc. (the “Company”). Mr. Fischer notified the Company of such action on November 15, 2005 and the action will be effective on November 28, 2005. Mr. Fischer will continue to serve as a member of the Company’s Board of Directors. Mr. Fischer plans to serve as acting Chief Financial Officer and Secretary of the Company until a permanent Chief Financial Officer and Secretary is appointed. As the Company’s Chief Financial Officer, Mr. Fischer also served as the Company’s Chief Accounting Officer.

Jimmy S.M. Lee, the Company’s Chief Executive Officer and Chairman of the Board of Directors will also serve as the Company’s President upon the effective date of Mr. Fischer’s resignation. Mr. Lee has served as the Company’s Chairman, Chief Executive Officer and a director since he co-founded the Company in October 1988. He also served as the Company’s President until May 2000. From 1985 to 1988, Mr. Lee was engineering manager at International CMOS Technology, a semiconductor company, and from 1983 to 1985, he was a design manager at Signetics Corporation, a semiconductor company. Previously, Mr. Lee was a project manager at Toshiba Semiconductor Corporation and a design engineer at National Semiconductor Corporation. Mr. Lee has served as a director of Integrated Circuit Solution, Inc. (“ICSI”), a memory supplier, since September 1990 and as Chairman of ICSI since May 2005. ICSI is an approximately 86% owned subsidiary of the Company. Mr. Lee has also served as a director of Chrontel, a video optics company, since July 1995. Mr. Lee has also served as a director of Signia Technologies, a developer of wireless semiconductors, since July 2000. Signia is an approximately 68% owned subsidiary of the Company. Mr. Lee holds an M.S. degree in electrical engineering from Texas Tech University and a B.S. degree in electrical engineering from National Taiwan University. Mr. Lee is 50 years old. There are no family relationships among any directors or executive officers of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: November 18, 2005	/s/ Jimmy S.M. Lee
Jimmy S.M. Lee
Chairman, Chief Executive Officer and President